Exhibit 99.1

Methode Electronics Announces Planned CEO Retirement

Chicago, IL – August 31, 2023 – Methode Electronics, Inc. (NYSE: MEI), a leading global supplier of custom-engineered solutions for user interface, LED lighting system and power distribution applications, announced today that Donald W. Duda, President and Chief Executive Officer, will retire from Methode. He will continue to lead the company until a successor has been named and will work with the new CEO through a transition period, which is expected to conclude during fiscal 2025.

Methode's Board of Directors, with the assistance of executive search firm Spencer Stuart, has already begun an external search process to identify Mr. Duda's successor. Mr. Duda has agreed to offer his resignation as a director as of the appointment of his successor.

Mr. Duda has been with Methode since 2000 and has served as CEO for the last 19 years. Under his leadership, Methode grew sales from $359 million in fiscal 2004 to $1.2 billion in fiscal 2023. The growth was driven both organically and with successful acquisitions such as Grakon and, most recently, Nordic Lights. During his tenure, the Methode team embarked on a program to improve the company’s manufacturing and global footprint and acquire key technologies – all with the goal of transforming Methode into a premier design, engineering, and manufacturing enterprise to multinational OEMs and, in recent years, into a key electric vehicle and industrial supplier, including LED lighting solutions.

"Leading Methode has been a tremendous journey, and I am incredibly proud of all that our team has achieved to grow the company," said Mr. Duda. "Having served 19 years as CEO, it is time for the next successful stage of the Methode journey to begin. The company will continue to flourish given the exceptional team in place and a strategy that is positioned for growth. Methode's brightest days are truly still ahead."

Speaking on behalf of Methode's Board of Directors, Chairman Walter J. Aspatore said: "I would like to thank Don for his outstanding contributions to Methode and wish him the very best. Methode is well-positioned to continue on its path of growth and to drive value creation for our shareholders, customers, and employees. The Board is actively executing the process to hire a successor. Until then, Don will continue in his current role, providing the strong leadership that he has exhibited over his entire tenure."

Methode will release its first quarter fiscal 2024 results for the period ended July 29, 2023, on Thursday, September 7, 2023, before the market opens. Following the release, the company will conduct a conference call and webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Ronald L. G. Tsoumas, at 10:00 a.m. CDT.

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a leading global supplier of custom-engineered solutions with sales, engineering and manufacturing locations in North America, Europe, Middle East and Asia. We design, engineer, and produce mechatronic products for OEMs utilizing our broad range of technologies for user interface, LED lighting system, power distribution and sensor applications.

Our solutions are found in the end markets of transportation (including automotive, commercial vehicle, e-bike, aerospace, bus, and rail), cloud computing infrastructure, construction equipment, and consumer appliance. Our business is managed on a segment basis, with those segments being Automotive, Industrial, Interface and Medical.

For Methode Electronics, Inc.
Robert K. Cherry
Vice President Investor Relations
rcherry@methode.com
708-457-4030